Exhibit 99.1

January 12, 2012	OTCBB: TFER

TITAN IRON ANNOUNCES COMPLETION OF SECOND PHASE OF $2MM INTERIM FINANCING

TUCSON, Arizona, January 12, 2012 – Titan Iron Ore Corp. (“Titan”, the “Company”) (OTCBB: TFER) is pleased to announce it has completed a non-brokered private placement (the "Offering") of 1,334,000 (the "units") at $0.75 per Unit, for total gross proceeds of $1,000,500.  Each Unit consists of one common share in the capital of the Company (each, a "Common Share') and on half common share purchase warrant (each, a "Warrant") entitling the purchaser to acquire one additional Common Share at the exercise price of $1.00 per Common Share until January 10, 2015. This interim financing follows the first private placement tranche which was completed via unit offering on June 20, 2011 for gross proceeds of $1,050,000, as announced in a press release dated July 7, 2011.

The Company intends to use proceeds from the Offering as an interim financing to fund exploration at the Wyomex Iron Complex project in Albany County, Wyoming. The Company is also investigating further financing options to raise the capital needed to advance exploration and other activities, including scoping, pre-feasibility, and feasibility studies at this property.

All of the securities issued by the Company in connection with the Offering are restricted securities within the meaning of Rule 144.

About Titan Iron Ore Corp.

Titan is based in Tucson, Arizona and trades on the OTC Bulletin Board under the trading symbol “TFER”. The Company is focused on the acquisition and development of iron ore exploration and development mining properties located in regions that enjoy stable politics, sound economies and friendly business environments. Currently the Company has an option to acquire the Wyomex Iron Complex project in Albany County, Wyoming, USA.

On Behalf of the Board,

TITAN IRON ORE CORP.
/s/ Andrew Brodkey
Andrew A. Brodkey

President and CEO

For further information please go to the Titan Iron Ore Corp. website:   www.titanironcorp.com, or
Stephen D. Axelrod, CFA or Adam Lowensteiner
Wolfe Axelrod Weinberger Associates, LLC
317 Madison Avenue, Suite 515
New York, NY 10017
212-370-4500
steve@wolfeaxelrod.com
adam@wolfeaxelrod.com

Forward Looking Statements
This news release contains forward-looking statements. Forward looking statements in this news release include: (1) that the Company intends to use net proceeds from the Offering as an interim financing to fund further exploration on the Wyomex Iron Complex project in Albany County, Wyoming, and (2) that the Company is also investigating further financing options to raise the capital needed to advance exploration and other activities, including scoping, pre-feasibility, and feasibility studies at this property. There can be no certainty regarding the ability of the Company to achieve these results. Factors which may delay or prevent these results from coming to fruition include weather and access impediments; inability of consultants to complete the exploration programs due to permitting issues,our potential  inability to raise funds on acceptable terms or at all, our potential inability to contract equipment and labor,  current economic conditions and the state of mineral exploration and mineral prices in general.  As a result, readers are advised not to place undue reliance on forward-looking statements or information. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as is required under applicable securities laws. Readers should also refer to the risk factors of junior mining exploration companies as disclosed on EDGAR to understand the many risks facing our company.